UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 19, 2012

Commission File Number:  000-54014

VistaGen Therapeutics, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
205093315
(IRS Employer Identification No.)

384 Oyster Point Blvd, No. 8, South San Francisco, California 94080
(Address of principal executive offices)

650-244-9990
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On October 19, 2012, VistaGen Therapeutics, Inc., a Nevada corporation (the "Company") issued to Platinum Long Term Growth VII, LLC ("Platinum") a senior secured convertible promissory note in the principal amount of $500,000 (the "Investment Note"), and a warrant to purchase 500,000 shares of the Company's common stock at a price of $1.50 per share over a five year term (the "Investment Warrant") in accordance with the Note Exchange and Purchase Agreement entered into by the Company and Platinum on October 11, 2012, and previously reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2012.

The Investment Note matures three years from the date of issuance (the "Maturity Date"). Upon the Maturity Date, all principal and accrued interest under the Investment Note shall be payable by the Company through the issuance of restricted shares of common stock to Platinum. Subject to certain potential adjustments set forth in the Investment Note, the number of shares of common stock issuable as payment in full for the Investment Note will be calculated by dividing the outstanding Investment Note balance by $0.50 per share.

Item 3.02 Unregistered Sales of Equity Securities.

The Investment Note and the Investment Warrant were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended ("Securities Act"), in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Platinum represented that it was an "accredited investor" as defined in Regulation D. The proceeds from the sale of the Investment Note are expected to be used for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaGen Therapeutics, Inc.

Date:   October 22, 2012
By:	/s/ Shawn K. Singh

Name: Shawn K. Singh
Title: Chief Executive Officer